                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-106272

                                    ELKS(R)
                            Equity Linked Securities


                     CITIGROUP GLOBAL MARKETS HOLDINGS INC.

                        8,500,000 7% ELKS(R) BASED UPON
                 THE COMMON STOCK OF NEWMONT MINING CORPORATION
                               DUE MARCH 31, 2005
$10.00 PER ELKS

      - The ELKS pay a total coupon of $0.7000 in cash. The total coupon is composed of interest in the amount of $0.1146 and an option premium in the amount of $0.5854, and is payable in part on September 30, 2004 and in part on March 31, 2005.

      - You will receive at maturity for each ELKS either (1) 0.22119 shares of Newmont Mining common stock, if the trading price of Newmont Mining common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $33.91 (approximately 75% of the initial share price), or (2) $10 in cash.

      - The ELKS have been approved for listing on American Stock Exchange under the symbol "EKN."

      INVESTING IN THE ELKS INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE ELKS" BEGINNING ON PAGE S-9.

      The ELKS represent obligations of Citigroup Global Markets Holdings only. Newmont Mining Corporation is not involved in any way in this offering and has no obligations relating to the ELKS or to holders of the ELKS.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ELKS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

      The ELKS are not deposits or savings accounts but are unsecured debt obligations of Citigroup Global Markets Holdings Inc. and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                                                                Per ELKS   Total
             Public Offering Price                                 $10.00   $85,000,000
             Underwriting Discount                                 $ 0.25   $ 2,125,000
             Proceeds to Citigroup Global Markets Holdings Inc.    $ 9.75   $82,875,000

             The underwriter expects to deliver the ELKS to purchasers on or about March 30, 2004


                                [Citigroup Logo]


March 25, 2004

                        ELKS(R)(EQUITY LINKED SECURITIES)

                                     SUMMARY

      This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the ELKS based upon the common stock of Newmont Mining Corporation. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the ELKS as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the ELKS. You should, in particular, carefully review the section entitled "Risk Factors Relating to the ELKS," which highlights a number of risks, to determine whether an investment in the ELKS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

GENERAL

      The ELKS are equity-linked senior unsecured debt securities issued by Citigroup Global Markets Holdings Inc. that offer a current income investment opportunity. The ELKS pay a fixed coupon with a yield greater than the underlying stock's current dividend yield and the yield that would be payable on a conventional debt security with the same maturity issued by Citigroup Global Markets Holdings. At maturity, the ELKS return either the principal amount of your investment in cash or, if the underlying stock declines by a predetermined percentage or more at any time after the date of this prospectus supplement (the date the ELKS are priced for initial sale to the public) up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day), a fixed number of shares of the underlying stock. The ELKS therefore have the potential to outperform the underlying stock. The ELKS have a term of approximately one year.

SELECTED PURCHASE CONSIDERATIONS

- CURRENT INCOME - The ELKS pay a semi-annual coupon with a yield set at a rate that is significantly higher than the current dividend yield of the underlying stock and the rate that would be paid on a conventional debt security with the same maturity issued by Citigroup Global Markets Holdings.

- LIMITED PROTECTION AGAINST LOSS - If the trading price of the underlying stock does not, at any time after the date of this prospectus supplement up to and including the third trading day before maturity, decline from its initial price by the predetermined percentage or more, then at maturity you will receive the principal amount of your investment even if the price of the underlying stock at maturity is less than the initial share price.

- TAX ADVANTAGE - In general, a significant portion of the coupon on the ELKS will be tax-deferred until the earlier of a sale or other taxable disposition of the ELKS, retirement of the ELKS for cash or a subsequent sale or other disposition of stock received at maturity of the ELKS.

- EXCHANGE LISTING - Although the ELKS are expected to be "buy and hold" investments, they have been approved for listing on a major exchange.

SELECTED RISK CONSIDERATIONS

      An investment in the ELKS involves significant risks. These risks are explained in more detail in the "Risk Factors Relating to the ELKS" section of this prospectus supplement. Some are summarized here.

- YOUR INVESTMENT IN THE ELKS MAY RESULT IN A LOSS IF THE TRADING PRICE OF THE UNDERLYING STOCK DECLINES - If at any time after the date of this prospectus supplement up to and including the third trading day before maturity the trading price of the underlying stock declines from the initial share price by the predetermined percentage or more, and the price of the underlying stock at maturity is less than the initial share price, the maturity payment you receive will be less than your initial investment.

- THE MATURITY PAYMENT ON THE ELKS MAY NOT EXCEED THEIR STATED PRINCIPAL AMOUNT, EXCEPT IN LIMITED CIRCUMSTANCES - You will not participate in any appreciation in the price of the underlying stock, and your return on the ELKS will be limited to the coupon payable on the ELKS, unless (1) the trading price of the underlying stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity declines by the predetermined percentage or more and (2) the price of the underlying stock at maturity is greater than the initial share price. Therefore, your return on the ELKS may be less than your return on a similar security that allowed you to participate more fully in the appreciation of the price of the underlying stock, or on a direct investment in the underlying stock, if the price of the underlying stock at maturity is significantly greater than the initial share price.

- YOU HAVE NO RIGHTS AGAINST THE ISSUER OF THE UNDERLYING STOCK EVEN THOUGH THE MATURITY PAYMENT IS BASED ON THE PRICE OF THE UNDERLYING STOCK - You will have no rights against the issuer of the underlying stock even though the market value of the ELKS and the maturity payment depend on the price of the underlying stock. The issuer of the underlying stock is not involved in this offering and has no obligations relating to the ELKS.

- YOU MAY NOT BE ABLE TO SELL YOUR ELKS IF AN ACTIVE TRADING MARKET FOR THE ELKS DOES NOT DEVELOP - The ELKS are listed on a major exchange, but the secondary market may not be liquid and may not continue for the term of the ELKS. Although Citigroup Global Markets Inc. intends to make a market in the ELKS, it is not obligated to do so.

- THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR ELKS PRIOR TO MATURITY MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST - Due to changes in the price of and the dividend yield on the underlying stock, interest rates, the earnings performance of the issuer of the underlying stock, other economic conditions and Citigroup Global Markets Holdings' perceived creditworthiness, the ELKS may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your ELKS prior to maturity.

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE ELKS?

     The ELKS are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The ELKS mature on March 31, 2005 and do not provide for earlier redemption by you.

     Each ELKS represents a principal amount of $10. You may transfer the ELKS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ELKS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ELKS by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts that these systems maintain with DTC. You should refer to the section "Description of the ELKS -- Book-Entry System" in this prospectus supplement and the section "Book-Entry Procedures and Settlement" in the accompanying prospectus.

     The payment you receive at maturity on the ELKS will depend on whether the trading price of Newmont Mining common stock on any trading day after the date of this prospectus supplement (the date the ELKS are priced for initial sale to the public) up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $33.91, or approximately 75% of the initial share price of $45.21. If the trading price of Newmont Mining common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to $33.91 (approximately 75% of the initial share price), then the value of your maturity payment will be directly linked to the decrease in price of Newmont Mining common stock and will be less than the principal amount of your investment. You will not in any case benefit from any increase in the price of Newmont Mining common stock or receive a payment at maturity greater than your investment unless (1) the trading price of Newmont Mining common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to $33.91 (approximately 75% of the initial share price) and (2) at maturity the price of Newmont Mining common stock is greater than the initial share price.

WILL I RECEIVE INTEREST ON THE ELKS?

     A coupon of $0.3500 per $10 principal amount of ELKS will be paid in cash on September 30, 2004 and a coupon of $0.3500 per $10 principal amount of ELKS will be paid in cash on March 31, 2005. The September 30, 2004 coupon will be composed of $0.0573 of interest, at a rate of 1.1453% per annum, and a partial payment of an option premium in the amount of $0.2927. The March 31, 2005 coupon will be composed of $ 0.0573 of interest, at a rate of 1.1453% per annum, and a partial payment of an option premium in the amount of $0.2927.

WHAT WILL I RECEIVE AT MATURITY OF THE ELKS?

     At maturity, you will receive for each ELKS you hold the maturity payment. The maturity payment for each ELKS will equal either:

     - a number of shares of Newmont Mining common stock equal to the exchange ratio, if the trading price of Newmont Mining common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $33.91 (approximately 75% of the initial share price) (any fractional shares will be paid in cash), or

     - $10 in cash.

     As a result, if the trading price of Newmont Mining common stock on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to approximately 75% of the initial share price, the value of Newmont Mining common stock you receive at maturity for each ELKS may be less than the price paid for each ELKS, and could be zero. You will not in any case receive a maturity payment with a value of more than $10 unless (1) the trading price of Newmont Mining common stock on any trading day after the date of this prospectus supplement up to and including the third trading day before maturity is less than or equal to approximately 75% of the initial share price and (2) at maturity the price of Newmont Mining common stock is greater than the initial share price.

     The initial share price equals $45.21, the price per share of Newmont Mining common stock at the market close on March 25, 2004, the date on which the ELKS were priced for initial sale to the public.

     The exchange ratio equals 0.22119, 10 divided by the initial share price.

     A market disruption event means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of Newmont Mining common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Newmont Mining common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a market disruption event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     The trading price of Newmont Mining common stock on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the common stock is quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the trading price by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive trading days on which a market disruption event is occurring, but not past the trading day prior to maturity. If no reported sale price of the principal trading session is available pursuant to clauses (1), (2) or (3) above or if there is a market disruption event, the trading price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     The six examples of hypothetical maturity payment calculations set forth below are based on the following assumptions:

     - Issue price: $10.00
     - Initial Share Price: $45.21
     - Exchange Ratio: 0.22119 shares of Newmont Mining common stock per ELKS
     - At maturity, whether investors receive shares or their initial investment ($10.00 per ELKS) depends on whether Newmont Mining common stock has declined by 25% or more at any time during the term of the ELKS.

     Example 1: The lowest trading price of Newmont Mining common stock at any time after the pricing date up to and including the third trading day before maturity is not less than or equal to 75% of the initial share price, and the closing price of Newmont Mining common stock at maturity is less than the initial share price.

     Initial share price: $45.21 per share
     Hypothetical lowest trading price: $41.50 per share
     Hypothetical closing price at maturity: $41.50 per share
     Maturity payment: $10.00 per ELKS

     Example 2: The lowest trading price of Newmont Mining common stock at any time after the pricing date up to and including the third trading day before maturity is not less than or equal to 75% of the initial share price, and the closing price of Newmont Mining common stock at maturity is equal to the initial share price.

     Initial share price: $45.21 per share
     Hypothetical lowest trading price: $41.50 per share
     Hypothetical closing price at maturity: $45.21 per share
     Maturity payment: $10.00 per ELKS

     Example 3: The lowest trading price of Newmont Mining common stock at any time after the pricing date up to and including the third trading day before maturity is not less than or equal to 75% of the initial share price, and the closing price of Newmont Mining common stock at maturity is greater than the initial share price.

     Initial share price: $45.21 per share
     Hypothetical lowest trading price: $41.50 per share
     Hypothetical closing price at maturity: $53.75 per share
     Maturity payment: $10.00 per ELKS

     Example 4: The lowest trading price of Newmont Mining common stock at any time after the pricing date up to and including the third trading day before maturity is less than or equal to 75% of the initial share price, and the closing price of Newmont Mining common stock at maturity is less than the initial share price.

     Initial share price: $45.21 per share
     Hypothetical lowest trading price: $24.00 per share
     Hypothetical closing price at maturity: $41.50 per share
     Exchange ratio: 0.22119
     Maturity payment: 0.22119 shares of Newmont Mining common stock (the exchange ratio) per ELKS having a market value at maturity of $9.18

     Example 5: The lowest trading price of Newmont Mining common stock at any time after the pricing date up to and including the third trading day before maturity is less than or equal to 75% of the initial share price, and the closing price of Newmont Mining common stock at maturity is equal to the initial share price.

     Initial share price: $45.21 per share
     Hypothetical lowest trading price: $24.00 per share
     Hypothetical closing price at maturity: $45.21 per share
     Exchange ratio: 0.22119
     Maturity payment: 0.22119 shares of Newmont Mining common stock (the exchange ratio) per ELKS having a market value at maturity of $10.00

     Example 6: The lowest trading price of Newmont Mining common stock at any time after the pricing date up to and including the third trading day before maturity is less than or equal to 75% of the initial share price, and the closing price of Newmont Mining common stock at maturity is greater than the initial share price.

     Initial share price: $45.21 per share
     Hypothetical lowest trading price: $24.00 per share
     Hypothetical closing price at maturity: $53.75 per share
     Exchange ratio: 0.22119
     Maturity payment: 0.22119 shares of Newmont Mining common stock (the exchange ratio) per ELKS having a market value at maturity of $11.89

HOW HAS NEWMONT MINING COMMON STOCK PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for Newmont Mining common stock and the dividend paid on such stock for each quarter since the first quarter of 1999. You can find this table in the section "Historical Data on the Common Stock of Newmont Mining Corporation" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of Newmont Mining common stock in recent years. However, past performance is not necessarily indicative of how Newmont Mining common stock will perform in the future. You should also refer to the section "Risk Factors Relating to the ELKS -- You Will Have No Rights Against Newmont Mining Prior to Receiving Any Shares of Newmont Mining Common Stock at Maturity" in this prospectus supplement.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE ELKS?

     For U.S. federal income tax purposes, you and Citigroup Global Markets Holdings agree to treat an ELKS as a grant by you to Citigroup Global Markets Holdings of an option on a forward contract, pursuant to which forward contract you will purchase from Citigroup Global Markets Holdings Newmont Mining common stock at maturity. In addition, you and Citigroup Global Markets Holdings agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the ELKS. Under this treatment, you generally will be required to include the interest payments as interest income at the time that such interest is accrued or received in accordance with your method of accounting. Under this treatment, generally you will not be required to include any option premium payment you receive in income until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. In addition, under this treatment, if you hold the ELKS until they mature (a) if the ELKS are retired for cash, you will recognize short-term capital gain equal to the entire amount of the option premium, and (b) if the ELKS are retired for Newmont Mining common stock, you will not be subject to tax on the receipt of Newmont Mining common stock and the option premium payments, and your tax basis in Newmont Mining common stock generally will equal the initial purchase price of your ELKS less the amount of the first and second option premium payments. Under this treatment, if you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the cash you receive plus the option premium payment you have previously received, if any, and (y) your adjusted tax basis in the ELKS. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis. You should refer to the section "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE ELKS BE LISTED ON A STOCK EXCHANGE?

     The ELKS have been approved for listing on the American Stock Exchange under the symbol "EKN," subject to official notice of issuance. You should be aware that the listing of the ELKS on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the ELKS.

WHAT IS THE ROLE OF CITIGROUP GLOBAL MARKETS HOLDINGS' SUBSIDIARY, CITIGROUP GLOBAL MARKETS INC.?

     Our subsidiary, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the ELKS. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell ELKS to create a secondary market for holders of the ELKS, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. Citigroup Global Markets Inc. will also act as calculation agent for the ELKS.

CAN YOU TELL ME MORE ABOUT CITIGROUP GLOBAL MARKETS HOLDINGS?

     Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1999 are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                     2003     2002     2001     2000     1999
                                                     -----    -----    -----    -----    -----
Ratio of earnings to fixed charges.................  1.90x    1.44x    1.34x    1.32x    1.46x

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE ELKS?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the ELKS. Employee benefit plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh Plans, will be permitted to purchase or hold the ELKS, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the ELKS.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the ELKS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the ELKS" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-15286), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2003, and (ii) Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004 and March 1, 2004.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE ELKS

     Because the terms of the ELKS differ from those of conventional debt securities in that the maturity payment will be based on the trading price of Newmont Mining common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day), an investment in the ELKS entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the value of Newmont Mining common stock and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE ELKS MAY RESULT IN A LOSS IF THE TRADING PRICE OF NEWMONT MINING COMMON STOCK DECLINES

     The amount of the maturity payment will depend on the trading price of Newmont Mining common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day). As a result, the amount you receive at maturity may be less than the amount you paid for your ELKS, except to the extent of the coupon payable on the ELKS. If at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) the trading price of Newmont Mining common stock is less than or equal to $33.91 (approximately 75% of the initial share price) and at maturity the price of Newmont Mining common stock is less than $45.21 (the initial share price), the value of your Maturity Payment for each ELKS will be less than the price paid for each ELKS, and could be zero, in which case your investment in the ELKS will result in a loss, again except to the extent of the coupon payable on the ELKS. This will be true even if the trading price of any Newmont Mining common stock you receive at maturity exceeds the initial share price at one or more times during the life of the ELKS but is less than or equal to approximately 75% of the initial share price at any time after the date of this prospectus supplement up to and including the third trading day before maturity and the closing price of Newmont Mining common stock at maturity is less than the initial share price.

THE PAYMENT ON THE ELKS AT MATURITY WILL NOT EXCEED THEIR STATED PRINCIPAL AMOUNT, EXCEPT IN LIMITED CIRCUMSTANCES

     Even though you will be subject to the risk of a decline in the price of Newmont Mining common stock, you will not participate in any appreciation in the price of Newmont Mining common stock and your return on the ELKS will be limited to the coupon payable on the ELKS unless (1) the trading price of Newmont Mining common stock at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to approximately 75% of the initial share price and (2) at maturity, the price of Newmont Mining common stock is greater than the initial share price. If the trading price of Newmont Mining common stock is not less than or equal to approximately 75% of the initial share price at any time after the date of this prospectus supplement up to and including the third trading day before maturity and the closing price of Newmont Mining common stock at maturity is significantly greater than the initial share price of $45.21, your return on the ELKS may be less than your return on a similar security that was directly linked to Newmont Mining common stock and allowed you to participate more fully in the appreciation of the price of Newmont Mining common stock or on a direct investment in Newmont Mining common stock.

THE YIELD ON THE ELKS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The total coupon payable on the ELKS is $0.7000 in cash. As a result, if the trading price of Newmont Mining common stock is less than or equal to approximately 75% of the initial share price at any time after the date of this prospectus supplement up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day), and the closing price of Newmont Mining common stock at maturity is less than $42.55 (resulting in your receiving a total amount at maturity that is significantly less than the principal amount of your ELKS), the effective yield on the ELKS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Global Markets Holdings of comparable maturity.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR ELKS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of your ELKS in the secondary market will be affected by the supply of and demand for the ELKS, the value of Newmont Mining common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the ELKS of a change in a specific factor, assuming all other conditions remain constant.

     Newmont Mining Common Stock Price. We expect that the market value of the ELKS will depend substantially on the amount, if any, by which the price of Newmont Mining common stock changes from the initial share price of $45.21. However, changes in the price of Newmont Mining common stock may not always be reflected, in full or in part, in the market value of the ELKS. If you choose to sell your ELKS when the price of Newmont Mining common stock exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Newmont Mining common stock will continue to fluctuate between that time and the time when the maturity payment is determined. In addition, significant increases in the value of Newmont Mining common stock are not likely to be reflected in the trading price of the ELKS because the amount payable at maturity on each ELKS is generally limited to $10. If you choose to sell your ELKS when the price of Newmont Mining common stock is below the initial share price, you may receive less than the amount you originally invested.

     The value of Newmont Mining common stock will be influenced by Newmont Mining's results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Newmont Mining is a part. Citigroup Global Markets Holdings' hedging activities in Newmont Mining common stock, the issuance of securities similar to the ELKS and other trading activities by Citigroup Global Markets Holdings, its affiliates and other market participants can also affect the price of Newmont Mining common stock.

     Volatility of Newmont Mining Common Stock. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of Newmont Mining common stock changes during the term of the ELKS, the market value of the ELKS may decrease.

     Events Involving Newmont Mining. General economic conditions and earnings results of Newmont Mining and real or anticipated changes in those conditions or results may affect the market value of the ELKS. In addition, if the dividend yield on Newmont Mining common stock increases, the value of the ELKS may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if the dividend yield on Newmont Mining common stock decreases, the value of the ELKS may increase.

     Interest Rates. We expect that the market value of the ELKS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the ELKS may decrease, and if U.S. interest rates decrease, the market value of the ELKS may increase.

     Time Premium or Discount. As a result of a "time premium or discount," the ELKS may trade at a value above or below that which would be expected based on the level of interest rates and the value of Newmont Mining common stock the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of Newmont Mining common stock during the period prior to the maturity of the ELKS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the ELKS.

     Citigroup Global Markets Holdings' Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the ELKS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the ELKS attributable to another factor, such as an increase in the value of Newmont Mining common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the ELKS of a given change in most of the factors listed above will be less if it occurs later in the term of the ELKS than if it occurs earlier in the term of the ELKS.

THE HISTORICAL PERFORMANCE OF NEWMONT MINING COMMON STOCK IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF NEWMONT MINING COMMON STOCK

     The historical performance of Newmont Mining common stock, which is included in this prospectus supplement, should not be taken as an indication of the future performance of Newmont Mining common stock during the term of the ELKS. Changes in the value of Newmont Mining common stock will affect the trading price of the ELKS, but it is impossible to predict whether the value of Newmont Mining common stock will rise or fall.

YOU WILL HAVE NO RIGHTS AGAINST NEWMONT MINING PRIOR TO RECEIVING ANY SHARES OF NEWMONT MINING COMMON STOCK AT MATURITY

     You will have no rights against Newmont Mining prior to receiving any shares of Newmont Mining common stock at maturity, even though:

     - you will receive Newmont Mining common stock at maturity under some circumstances; and

     - the market value of the ELKS is expected to depend primarily on the price of Newmont Mining common stock.

     Newmont Mining is not in any way involved in this offering and has no obligations relating to the ELKS or to holders of the ELKS. In addition, you will have no voting rights and will receive no dividends with respect to Newmont Mining common stock unless and until you receive shares of Newmont Mining common stock at maturity.

THE MATURITY PAYMENT MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF NEWMONT MINING COMMON STOCK IS DILUTED BECAUSE THE MATURITY PAYMENT WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE NEWMONT MINING COMMON STOCK

     The maturity payment is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of Newmont Mining that modify its capital structure and a number of other transactions involving Newmont Mining, as well as for the liquidation, dissolution or winding up of Newmont Mining. You should refer to the section "Description of the ELKS -- Dilution Adjustments" in this prospectus supplement. The maturity payment will not be adjusted for other events that may adversely affect the price of Newmont Mining common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the maturity payment to the price of Newmont Mining common stock, these other events may reduce the maturity payment on the ELKS.

YOU MAY NOT BE ABLE TO SELL YOUR ELKS IF AN ACTIVE TRADING MARKET FOR THE ELKS DOES NOT DEVELOP

     There is currently no secondary market for the ELKS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. If the secondary market for the ELKS is limited, there may be few buyers should you choose to sell your ELKS prior to maturity.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the ELKS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to making certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

THE MARKET VALUE OF THE ELKS MAY BE AFFECTED BY PURCHASES AND SALES OF NEWMONT MINING COMMON STOCK OR DERIVATIVE INSTRUMENTS RELATED TO NEWMONT MINING COMMON STOCK BY AFFILIATES OF CITIGROUP GLOBAL MARKETS HOLDINGS

     Citigroup Global Markets Holdings' affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell Newmont Mining common stock or derivative instruments relating to Newmont Mining common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of Newmont Mining common stock and therefore the market value of the ELKS.

     Citigroup Global Markets Inc. or an affiliate may enter into a swap agreement with one of Citigroup Global Markets Holdings' other affiliates in connection with the sale of the ELKS and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE ELKS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the ELKS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this prospectus supplement.

                            DESCRIPTION OF THE ELKS

     The following description of the particular terms of the ELKS supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The following summary of the ELKS is qualified in its entirety by reference to the senior debt indenture referred to in the prospectus.

GENERAL

     The Equity Linked Securities (ELKS(R)) based upon the common stock of Newmont Mining Corporation (the "ELKS") are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. The aggregate principal amount of ELKS issued will be $85,000,000 (8,500,000 ELKS). The ELKS will mature on March 31, 2005, will constitute part of the senior debt of Citigroup Global Markets Holdings and will rank pari passu with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The ELKS will be issued only in fully registered form and in denominations of $10 (per
ELKS) and integral multiples thereof.

     The payment you receive at maturity on the ELKS will depend on whether the trading price of Newmont Mining common stock on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $33.91, or approximately 75% of the Initial Share Price of $45.21. If the trading price of Newmont Mining common stock at any time after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $33.91 (approximately 75% of the Initial Share Price), then the value of your maturity payment will be directly linked to the decrease in price of Newmont Mining common stock and will be less than the principal amount of your investment. You will not in any case benefit from any increase in the price of Newmont Mining common stock or receive a payment at maturity greater than your investment unless (1) the trading price of Newmont Mining common stock at any time after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to $33.91 (approximately 75% of the Initial Share Price) and (2) at maturity the price of Newmont Mining common stock is greater than the Initial Share Price.

     The trustee under the Senior Debt Indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the senior debt indenture under which The Bank of New York serves as trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in The Bank of New York senior debt indenture take the form "1.01," "2.01" and so forth, rather than "101," "201" and so forth. Section references in the accompanying prospectus should be read accordingly.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the ELKS and of the senior debt indenture under which the ELKS will be issued.

COUPON

     A coupon of $0.3500 per $10 principal amount of ELKS will be paid in cash on September 30, 2004 and a coupon of $0.3500 per $10 principal amount of ELKS will be paid in cash on March 31, 2005. The September 30, 2004 coupon will be composed of $0.0573 of interest and a partial payment of an option premium in the amount of $0.2927. The March 31, 2005 coupon will be composed of $0.0573 of interest and a partial payment of an option premium in the amount of $0.2927. Coupon payments will be payable to the persons in whose names the ELKS are registered at the close of business on the fifth Business Day preceding each coupon payment date. If a coupon payment date falls on a day that is not a Business Day, the coupon payment to be made on that coupon payment date will be made on the next succeeding Business Day with the same force and effect as if made on that coupon payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the AMEX or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

     The interest portion of the coupon will represent interest accruing at a rate of 1.1453% per annum from March 30, 2004 or from the most recent coupon payment date to which the interest portion of the coupon has been paid or provided for until maturity. The interest portion of the coupon will be computed on the basis of a 360-day year of twelve 30-day months.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The ELKS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

PAYMENT AT MATURITY

     The ELKS will mature on March 31, 2005. At maturity, you will receive for each ELKS you hold the Maturity Payment described below.

DETERMINATION OF THE MATURITY PAYMENT

     The Maturity Payment for each $10 principal amount of ELKS will equal either:

     - a number of shares of Newmont Mining common stock equal to the Exchange Ratio, if the Trading Price of Newmont Mining common stock at any time after the date of this prospectus supplement up to and including the third Trading Day before maturity (whether intra-day or at the close of trading on any day) is less than or equal to $33.91 (approximately 75% of the Initial Share Price), or

     - $10 in cash.

     As a result, if the Trading Price of Newmont Mining common stock on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to approximately 75% of the Initial Share Price, the value of Newmont Mining common stock you receive at maturity for each ELKS may be less than the price paid for each ELKS, and could be zero. You will not in any case receive a Maturity Payment with a market value of more than $10 unless (1) the Trading Price of Newmont Mining common stock on any Trading Day after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to approximately 75% of the Initial Share Price and (2) at maturity the closing price of Newmont Mining common stock is greater than the Initial Share Price.

     In lieu of any fractional share of Newmont Mining common stock otherwise payable in respect of any ELKS, at maturity you will receive an amount in cash equal to the value of such fractional share. The number of full shares of Newmont Mining common stock, and any cash in lieu of a fractional share, to be delivered at maturity to each holder will be calculated based on the aggregate number of ELKS held by each holder.

     The "Initial Share Price" equals $45.21, the price per share of Newmont Mining common stock at the market close on March 25, 2004, the date on which the ELKS were priced for initial sale to the public.

     The "Exchange Ratio" equals 0.22119, or 10 divided by the Initial Share Price.

     A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of Newmont Mining common stock (or any other security for which a Trading Price or Closing Price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Newmont Mining common stock (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     The "Trading Price" of Newmont Mining common stock on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, any reported sale price, regular way, of the principal trading session on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the reported sale price on such exchange is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, any reported sale price of the principal trading session on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination, or if the reported sale price on the Nasdaq is not obtainable (even if the common stock is quoted on the Nasdaq), any reported sale price of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Trading Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no reported sale price of the principal trading session is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Trading Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

DILUTION ADJUSTMENTS

     The Exchange Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the maturity payment to be paid by Citigroup Global Markets Holdings to you. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

     If Newmont Mining, after the closing date of the offering of the ELKS,

          (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

          (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

          (3) combines the outstanding shares of the common stock into a smaller number of shares, or

          (4) issues by reclassification of shares of its common stock any shares of other common stock of Newmont Mining,

then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Newmont Mining, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. The Initial Share Price will also be adjusted in that case in the manner described below.

     If Newmont Mining, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Exchange Ratio will be further adjusted to equal the Exchange Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial Share Price will also be adjusted in that case in the manner described below.

     If Newmont Mining, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock. The Initial Share Price will also be adjusted in that case in the manner described below.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Trading Price of Newmont Mining common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or issued applicable to one share of Newmont Mining common stock and, if the Trading Price of Newmont Mining common stock on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to approximately 75% of the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such fair market value.

     If Newmont Mining, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the Exchange Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial Share Price will also be adjusted in that case in the manner described below.

     For the purposes of these adjustments:

     A "Permitted Dividend" is any quarterly cash dividend in respect of Newmont Mining common stock, other than a quarterly cash dividend that exceeds the immediately preceding quarterly cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

     An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) of all other consideration paid by Newmont Mining with respect to one share of common stock acquired in a tender offer or exchange offer by Newmont Mining, over (y) the Then-Current Market Price of the common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the Trading Price of Newmont Mining common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of Newmont Mining common stock and, if the Trading Price of Newmont Mining common stock on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to approximately 75% of the Initial Share Price, each holder of the ELKS will have the right to receive at maturity cash in an amount per ELKS equal to the Exchange Ratio multiplied by such sum.

     If any adjustment is made to the Exchange Ratio as set forth above, an adjustment will also be made to the Initial Share Price. The required adjustment will be made by dividing the Initial Share Price by the relevant dilution adjustment.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of Newmont Mining common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Newmont Mining,

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

     - in the case of any Excess Purchase Payment for which Newmont Mining announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Exchange Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Newmont Mining, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Exchange Ratio and the Initial Share Price will be further adjusted to the Exchange Ratio and the Initial Share Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Exchange Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

     The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity.

     The "Closing Price" of Newmont Mining common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock is listed or admitted to trading, (2) if the common stock is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock is listed or admitted to trading on such exchange), and the common stock is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the common stock is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the common stock is quoted on the Nasdaq), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to maturity. If no closing sale price or last reported sale price is available pursuant to clauses (1), (2) or (3) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock obtained from as many dealers in such stock (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service. If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the Closing Price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

     The "Ex-Date" relating to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

     In the event of any of the following "Reorganization Events":

     - any consolidation or merger of Newmont Mining, or any surviving entity or subsequent surviving entity of Newmont Mining, with or into another entity, other than a merger or consolidation in which Newmont Mining is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Newmont Mining or another issuer,

     - any sale, transfer, lease or conveyance to another corporation of the property of Newmont Mining or any successor as an entirety or substantially as an entirety,

     - any statutory exchange of securities of Newmont Mining or any successor of Newmont Mining with another issuer, other than in connection with a merger or acquisition, or

     - any liquidation, dissolution or winding up of Newmont Mining or any successor of Newmont Mining,

the Trading Price of Newmont Mining common stock on any Trading Day thereafter up to and including the third Trading Day before maturity will be deemed to be equal to the Transaction Value.

     The "Transaction Value" will be the sum of:

          (1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

          (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings, whose determination will be final, and

          (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq National Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Newmont Mining common stock or Newmont Mining. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

     If Newmont Mining common stock has been subject to a Reorganization Event and the Trading Price of Newmont Mining common stock on any Trading Day thereafter, up to and including the third Trading Day before maturity, is less than or equal to approximately 75% of the Initial Share Price, then each holder of the ELKS will have the right to receive per $10 principal amount of ELKS (i) cash in an amount equal to the Exchange Ratio multiplied by the sum of clauses
(1) and (2) in the definition of "Transaction Value" above and (ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the Exchange Ratio.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any ELKS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the

ELKS will be determined by the calculation agent and will equal, for each ELKS, the Maturity Payment, calculated as though the maturity of the ELKS were the date of early repayment. See "-- Determination of the Maturity Payment" above. If a bankruptcy proceeding is commenced in respect of Citigroup Global Markets Holdings, the beneficial owner of an ELKS will not be permitted to make a claim for unmatured interest and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of a beneficial owner of an ELKS will be capped at the cash equivalent of the Maturity Payment calculated as though the maturity date of the ELKS were the date of the commencement of the proceeding, plus an additional amount of coupon accrued on the principal amount of ELKS at 7% per annum up to the date of the commencement of the proceeding.

     In case of default in payment at maturity of the ELKS, the ELKS shall bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 1.75% per annum on the unpaid amount (or the cash equivalent of such unpaid amount) due.

BOOK-ENTRY SYSTEM

     Upon issuance, all ELKS will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for ELKS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ELKS through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the prospectus under "Book-Entry Procedures and Settlement." DTC has confirmed to Citigroup Global Markets Holdings, Citigroup Global Markets Inc. and the trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the ELKS will be made by Citigroup Global Markets Inc. in same-day funds. All Maturity Payments payable in cash and all coupon payments will be paid by Citigroup Global Markets Holdings in same-day funds so long as the ELKS are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the ELKS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the ELKS. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the ELKS, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to holders of the ELKS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                           NEWMONT MINING CORPORATION

GENERAL

     According to publicly available documents, Newmont Mining is primarily engaged in the production and exploration of gold, and the acquisition and development of gold properties worldwide. Newmont Mining is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Newmont Mining files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, proxy statements and other information with the SEC. Newmont Mining's registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed in the section "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     The ELKS represent obligations of Citigroup Global Markets Holdings only. Newmont Mining is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

       HISTORICAL DATA ON THE COMMON STOCK OF NEWMONT MINING CORPORATION

     The common stock is quoted on the New York Stock Exchange under the symbol "NEM." The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for Newmont Mining common stock, as reported on the New York Stock Exchange, as well as the dividend paid per share of Newmont Mining common stock.

     Holders of ELKS will not be entitled to any rights with respect to Newmont Mining common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of Newmont Mining common stock at maturity.

                                                                HIGH        LOW      DIVIDEND
                                                                ----        ---      --------
1999
Quarter
  First.....................................................   21.2500    16.6250    0.03000
  Second....................................................   26.4375    16.6250    0.03000
  Third.....................................................   29.3750    16.3750    0.03000
  Fourth....................................................   30.0625    20.3750    0.03000
2000
Quarter
  First.....................................................   25.9375    19.1250    0.03000
  Second....................................................   28.3750    20.8750    0.03000
  Third.....................................................   21.6875    16.3750    0.03000
  Fourth....................................................   18.2500    12.7500    0.03000
2001
Quarter
  First.....................................................   19.2400    14.0000    0.03000
  Second....................................................   24.6000    15.1600    0.03000
  Third.....................................................   24.8000    17.9700    0.03000
  Fourth....................................................   25.1500    18.7600    0.03000
2002
Quarter
  First.....................................................   28.2500    18.5200    0.03000
  Second....................................................   32.6200    26.1400    0.03000
  Third.....................................................   29.9400    20.8000    0.03000
  Fourth....................................................   30.1500    22.5700    0.03000
2003
Quarter
  First.....................................................   30.5800    24.0800    0.04000
  Second....................................................   34.4000    24.8000    0.04000
  Third.....................................................   42.5000    31.0100    0.04000
  Fourth....................................................   50.2800    37.3500    0.05000
2004
Quarter
  First (through March 25, 2004)............................   50.2000    40.5100    0.05000

     The closing price of the common stock on March 25, 2004 was $45.21.

     According to Newmont Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as of March 2, 2004, there were 400,563,988 shares of common stock outstanding.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the principal U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the ELKS that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the ELKS (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the ELKS. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

     This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the ELKS and who will hold the ELKS and, if applicable, Newmont Mining common stock as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the ELKS as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the ELKS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the ELKS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ELKS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ELKS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     In purchasing an ELKS, Citigroup Global Markets Holdings and each holder agree to treat an ELKS for U.S. federal income tax purposes as a grant by the holder to Citigroup Global Markets Holdings of an option on a forward contract, pursuant to which forward contract each holder will purchase from Citigroup Global Markets Holdings Newmont Mining common stock, and under which option (a) at the time of issuance of the ELKS the holder deposits irrevocably with Citigroup Global Markets Holdings a fixed amount of cash to assure the fulfillment of the holder's purchase obligation described in clause (d) below,
(b) until maturity Citigroup Global Markets Holdings will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the ELKS, (c) Citigroup Global Markets Holdings will be obligated to pay an option premium to the holder in consideration for granting the option, which premium will be payable in two parts (as part of the coupon payments), (d) if pursuant to the terms of the ELKS at maturity the holder is obligated to purchase Newmont Mining common stock, then such cash deposit less a portion thereof equal to the option premium payments unconditionally and irrevocably will be applied by Citigroup Global Markets Holdings in full satisfaction of the holder's purchase obligation under the ELKS, and Citigroup Global Markets Holdings will deliver to the holder the number of shares of Newmont Mining common stock that the holder is entitled to receive at that time pursuant to the terms of the ELKS, and (e) if pursuant to the terms of the ELKS at maturity the holder is not obligated to purchase Newmont Mining common stock, Citigroup Global Markets Holdings will return such cash deposit to the holder at maturity. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Global Markets Holdings during the term of the ELKS, but instead will be commingled with Citigroup Global Markets Holdings' other assets and applied in a manner consistent with the section "Use of Proceeds and Hedging" in the accompanying prospectus.) Under the above, agreed-to characterization of the ELKS, (i) amounts paid to Citigroup Global Markets Holdings in respect of the original issue of an ELKS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such ELKS, (ii) amounts denominated as interest will be characterized as interest payable on the amount of such deposit, includible in the income of a U.S. Holder as interest in the manner described below, and (iii) amounts denominated as option premium payments will be characterized as option premium, includible in the income of a U.S. Holder in the manner described below. As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

     Taxation of Interest Payments. Under the above, agreed-to characterization of the ELKS, the interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with such U.S. Holder's method of accounting.

     Taxation of Option Premium Payments. Under the above, agreed-to characterization of the ELKS, the option premium payments will not be included in the income of a U.S. Holder until sale or other taxable disposition of the ELKS or retirement of the ELKS for cash. Accordingly, the first option premium payment generally will not be included in the income of a U.S. Holder at the time it is received. Upon the sale or other taxable disposition of the ELKS or at maturity, as the case may be, the option premium payments will be treated in the manner described below.

     Taxation of Retirement of an ELKS for Cash. Under the above, agreed-to characterization of the ELKS, if at maturity Citigroup Global Markets Holdings pays the ELKS in cash, and pays the second interest payment and the second option premium payment, then a U.S. Holder (i) would include the second interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain or loss equal to the difference between (x) all cash received during the term of the ELKS (including the entire amount of option premium, which amount is equal to the sum of the first and second option premium payments) other than the interest payments, and (y) its cash deposit.

     Taxation of Other Retirement of an ELKS. Under the above, agreed-to characterization of the ELKS, if at maturity under the terms of an ELKS Citigroup Global Markets Holdings delivers the appropriate number of shares of Newmont Mining common stock pursuant to the U.S. Holder's purchase obligation under the ELKS and Citigroup Global Markets Holdings pays the second interest payment and the second option premium payment, then such U.S. Holder (i) will include the second interest payment in income as interest in the manner described above, (ii) will recognize no gain or loss on the purchase of Newmont Mining common stock by application of the cash deposit, less the portion thereof equal to the entire amount of the first and second option premium payments, and
(iii) will recognize no gain or loss on the entire amount of the first and second option premium payments. The U.S. Holder will have a tax basis in such shares of Newmont Mining common stock equal to the U.S. Holder's original cost for the ELKS in exchange for which such U.S. Holder received such shares of Newmont Mining common stock less (x) an amount equal to the entire amount of the first and second option premium payments and less (y) the portion of the tax basis of the ELKS allocable to any fractional share, as described in the next sentence. A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the ELKS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the U.S. Holder). A U.S. Holder's holding period for Newmont Mining common stock received will begin on the day following the receipt of such Newmont Mining common stock.

     If, as a result of one or more dilution adjustments, at maturity Citigroup Global Markets Holdings delivers any combination of cash and Marketable Securities, pursuant to the U.S. Holder's purchase obligation under the ELKS, although not free from doubt, the U.S. Holder should allocate its cash deposit (less the entire amount of the first and second option premium payments) pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder's basis in any Marketable Securities received would equal the pro rata portion of its deposit (less the entire amount of the first and second option premium payments) allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

     Taxation of Sale or other Taxable Disposition of an ELKS. Under the above, agreed-to characterization of the ELKS, upon the sale or other taxable disposition of an ELKS, a U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between (x) an amount equal to the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) plus the amount of option premium previously paid to such U.S. Holder, if any, and (y) such U.S. Holder's adjusted tax basis in the ELKS. A U.S. Holder's adjusted tax basis in an ELKS generally will equal such U.S. Holder's cost for that ELKS.

     Possible Alternative Characterizations. Due to the absence of authority as to the proper characterization of the ELKS and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above. In particular, because a holder will be entitled to cash in an amount (or, in certain limited cases, Newmont Mining common stock with a trading value) equal to or greater than the principal amount of such holder's ELKS unless (i) the trading price of Newmont Mining common stock is less than or equal to approximately 75% of its Initial Share Price at any time after the date of this prospectus supplement up to and including the third Trading Day before maturity and (ii) at maturity the trading price of Newmont Mining common stock is less than the Initial Share Price, the IRS could seek to analyze the federal income tax consequences of owning ELKS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a "comparable yield" for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield", be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder's tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder's original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

     The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The ELKS offer no assurance that a holder's investment will be returned to the holder at maturity and are payable by the delivery of Newmont Mining common stock and provide economic returns that are indexed to the performance of Newmont Mining common stock if the trading price of Newmont Mining common stock at any time after the date of this prospectus supplement up to and including the third Trading Day before maturity is less than or equal to approximately 75% of the Initial Share Price. Further, based on the historical performance of Newmont Mining common stock, a holder may receive at maturity economic returns that are substantially lower or higher than the holder's investment. Accordingly, Citigroup Global Markets Holdings believes that it is reasonable to treat the ELKS for U.S. federal income tax purposes, not as debt instruments, but as a grant of an option by the holders in respect of which holders have deposited a fixed amount of cash with Citigroup Global Markets Holdings, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the ELKS, then, among other matters, (i) a U.S. Holder will be required to include in income each year an accrual of interest at the annual rate of 1.1453% (the "comparable yield" which will equal the interest paid on the ELKS), regardless of the U.S. Holder's method of tax accounting, (ii) a U.S. Holder generally would recognize ordinary income or loss (as the case may be, under the rules summarized above) on the receipt of Newmont Mining common stock, rather than capital gain or loss on the ultimate sale of such stock, and (iii) gain or loss realized by a U.S. Holder on the sale or other taxable disposition of an ELKS (including as a result of payments made at maturity) generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as short-term capital gain or loss.

     Even if the Contingent Payment Regulations do not apply to the ELKS, it is possible that the IRS could seek to characterize the ELKS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the ELKS, it is possible, for example, that the IRS could maintain that amounts denominated as option premium
(i) should be includible in the U.S. Holder's income as interest in the manner described above regarding the interest payments, or (ii) should be included in a U.S. Holder's income even in a case where the ELKS is retired for Newmont Mining common stock. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder's investment in the ELKS that constitutes income.

NON-UNITED STATES PERSONS

     In the case of a holder of an ELKS that is not a U.S. person, the interest payments made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the ELKS by a holder that is not a U.S. person (including capital gain arising from the option premium) will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A U.S. Holder of an ELKS may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder's federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the ELKS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Global Markets Holdings, and Citigroup Global Markets Holdings has agreed to sell to Citigroup Global Markets Inc., $85,000,000 principal amount of ELKS (8,500,000 ELKS).

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the ELKS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the ELKS if it purchases any of the ELKS.

     Citigroup Global Markets Inc. proposes to offer some of the ELKS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the ELKS to certain dealers at the public offering price less a concession not to exceed $0.20 per ELKS. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not to exceed $0.20 per ELKS on sales to certain other dealers. After the initial offering of the ELKS to the public, Citigroup Global Markets Inc. may change the public offering price and concessions.

     Citigroup Global Markets Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the ELKS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Global Markets Holdings, in each case that are substantially similar to the ELKS or any security convertible into or exchangeable for the ELKS or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

     Prior to this offering, there has been no public market for the ELKS. Consequently, the initial public offering price for the ELKS was determined by negotiations between Citigroup Global Markets Holdings and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the ELKS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the ELKS will develop and continue after this offering.

     The ELKS have been approved for listing on the American Stock Exchange under the symbol "EKN," subject to official notice of issuance.

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell ELKS and Newmont Mining common stock in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of ELKS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of ELKS or Newmont Mining common stock made for the purpose of preventing a decline in the market price of the ELKS or Newmont Mining common stock while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the ELKS. They may also cause the price of the ELKS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

     Citigroup Global Markets Inc. is a subsidiary of Citigroup Global Markets Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     We estimate that our total expenses for this offering will be $100,000.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the ELKS (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the ELKS and any may discontinue any market making at any time without notice, at its sole discretion.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

     We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

                                 ERISA MATTERS

     Each purchaser of the ELKS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the ELKS through and including the date of disposition of such ELKS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) any government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the ELKS.

                                 LEGAL MATTERS

     The validity of the ELKS and certain matters relating thereto will be passed upon for Citigroup Global Markets Holdings by Bradley J. Gans, Esq. Mr. Gans, Senior Deputy General Counsel of Citigroup Global Markets Holdings, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Citigroup Global Markets Holdings in connection with the ELKS. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup Global Markets Holdings and certain of its affiliates and may do so in the future.

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You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

                                TABLE OF CONTENTS

                                                                           Page

                              Prospectus Supplement

Summary ..............................................................    S - 2
Summary Information - Q&A ............................................    S - 3
Incorporation of Certain Documents by Reference ......................    S - 8
Risk Factors Relating to the ELKS ....................................    S - 9
Description of the ELKS ..............................................    S - 13
Newmont Mining Corporation ...........................................    S - 21
Historical Data on the Common Stock of Newmont Mining Corporation ....    S - 22
Certain United States Federal Income Tax Considerations ..............    S - 23
Underwriting .........................................................    S - 27
ERISA Matters ........................................................    S - 28
Legal Matters ........................................................    S - 28

                                   Prospectus

Prospectus Summary ...................................................         1
Forward-Looking Statements ...........................................         6
Citigroup Global Markets Holdings Inc. ...............................         7
Use of Proceeds and Hedging ..........................................         8
Ratio of Earnings to Fixed Charges ...................................         9
European Monetary Union ..............................................        10
Description of Debt Securities .......................................        11
Description of Index Warrants ........................................        18
Book-Entry Procedures and Settlement .................................        21
Limitations on Issuances in Bearer Form ..............................        22
Plan of Distribution .................................................        23
ERISA Matters ........................................................        26
Legal Matters ........................................................        26
Experts ..............................................................        26




                                CITIGROUP GLOBAL
                             MARKETS HOLDINGS INC.

                                   8,500,000

                     7% Equity Linked Securities (ELKS(R))

                         Based upon the Common Stock of
                           Newmont Mining Corporation
                               Due March 31, 2005
                         ($10 Principal Amount per ELKS)

                              PROSPECTUS SUPPLEMENT

                                 March 25, 2004
                             (Including Prospectus
                              dated June 30, 2003)


                                [Citigroup Logo]


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